Exhibit 99.1

Ventas Announces Retirement of Board Member Sheli Rosenberg

CHICAGO--(BUSINESS WIRE)--March 13, 2014--Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) today announced that Sheli Z. Rosenberg will retire from its Board of Directors and not seek re-election when her current term expires on May 15, 2014.

Ms. Rosenberg has served on the Board of Directors of the Company since 2001. She has served on numerous Board Committees, most recently as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit and Compliance Committee.

“Sheli has served as a distinguished member of our Board for the past 13 years and has been instrumental in guiding the Company through its tremendous growth and diversification,” Ventas Chairman and Chief Executive Officer Debra A. Cafaro said. “Our shareholders, Board members and management have benefited greatly from Sheli’s judgment, experience and commitment to Ventas, and we will greatly miss her. I have found her advice and counsel invaluable. We thank her for her service to the Company.”

“I am proud to have played a role at Ventas while it delivered over 2,000 percent total returns to shareholders and grew its market capitalization from $400 million to $18 billion,” Rosenberg said. “Ventas is a great company with outstanding leadership and Board of Directors. I am confident in the Company’s future.”

Ventas, Inc., an S&P 500 company, is a leading real estate investment trust. Its diverse portfolio of nearly 1,500 assets in 47 states (including the District of Columbia) and two Canadian provinces consists of seniors housing communities, medical office buildings, skilled nursing facilities, hospitals and other properties. Through its Lillibridge subsidiary, Ventas provides management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States. More information about Ventas and Lillibridge can be found at www.ventasreit.com and www.lillibridge.com.

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CONTACT:
Ventas, Inc.
Lori B. Wittman
(877) 4-VENTAS